Exhibit 10.46
November 14, 2005

Partners in Success
17897 Lake Road
Lakewood, OH 44107
Attn: Kenneth Haber
Dear Ken:
I am pleased to offer you the engagement with our Company as defined below. As you well know, we have tremendous challenges ahead as we grow the business and set clear expectations and standards for our organization. I am excited about the contribution I know you will make to our performance.
The following confirms the terms of this engagement:
1.	Your services will be provided to OMG as a consultant through the organization known as Partners in Success, of which you are a principal. You will be engaged as the Interim Chief Financial Officer of the Company reporting to me. As the Interim Chief Financial Officer you will also be a member of our Executive Committee and will have as your key areas of responsibility the essential functions as set forth on the position description attached hereto.

2.	The term of this engagement is November 14, 2005 to June 30, 2006, subject to any mutually agreed extension.

3.	OMG will pay a weekly consulting fee to Partners in Success of $6,730 (“Weekly Fee”) for your full time services. We agree that you may meet your obligations to provide consulting services as you committed to organizations other than OMG prior to the term of this engagement. It is our understanding that these commitments would not exceed on average one day per week through December 31, 2005, and that there are no commitments thereafter. In the event that this engagement is terminated without cause prior to June 30, 2006, the Company shall pay to Partners in Success the Weekly Fee through September 30, 2006. For the purposes hereof, “cause” shall mean (i) the willful and continued failure by you to perform your duties under this engagement, or (ii) illegal conduct or gross

Partners in Success
November 14, 2005

misconduct by you that is injurious to the Company, its operations or its reputation.

4.	All services performed by you in this engagement shall be performed in a professional manner and in keeping with the highest ethical standards. In addition, you shall be subject to and shall adhere to all of the operational policies, rules and regulations established by the Company for its employees’ conduct.

5.	All information about the Company furnished by or on behalf of the Company to you or developed by you in connection with this engagement is “Proprietary Information”. Proprietary Information does not include, however, information which (a) is or becomes generally available to the public other than as a result of a disclosure by you of Proprietary Information, (b) was available to you on a non-confidential basis prior to its disclosure to you by the Company, or (c) becomes available to you on a non-confidential basis after its disclosure to you by the Company from a person who is not bound by an obligation of confidentiality with the Company regarding such Proprietary Information. You agree not to use Proprietary Information for any purpose other than in connection with this engagement and to only disclose the Proprietary Information to others within the Company with a need to know such information in connection with their duties. At the end of the engagement you shall return or destroy (as requested by the Company) all Proprietary Information in your possession or under your control and in whatever form.

6.	You will be acting at all times as an independent contractor. You are not an employee of the Company or any of its affiliated entities. You shall not make any claim of right, privilege or benefit that would accrue to an employee under law. You have no authority to bind the Company unless specifically authorized to do so by either the Board of Directors (or any Committee thereof) or the Chief Executive Officer.

7.	You will be reimbursed for your reasonable and necessary out of pocket expenses incurred by you in the furtherance of this engagement and in keeping with your position as Interim Chief Financial Officer and the expense reimbursement policy of the Company.

8.	The Company intends to commence an executive search for a permanent Chief Financial Officer. You will cooperate with the Company in that search. The Company shall provide you with the opportunity to be considered for the permanent position of Chief Financial Officer. In the event you are offered the permanent position of Chief Financial Officer, this Agreement shall be null and void and of no further force and effect.

Partners in Success
November 14, 2005

Please confirm your agreement to accept this engagement by returning one copy of this letter; you may retain one copy for your records. We look forward to working with you.
Sincerely,

Joseph Scaminace
Chief Executive Officer

Agreed to as of this 14th day of November, 2005

Kenneth Haber
Partners in Success